UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2013

MEDWORTH ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35984	46-1970047
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Brickell Avenue Suite 943
Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 347-5180

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2013, the Board of Directors of MedWorth Acquisition Corp. (the “Company”) appointed the Company’s current Chairman of the Board, Anthony Minnuto, as Executive Chairman of the Board. In his role as Executive Chairman, Mr. Minnuto will act as the Company’s principal executive officer and will be responsible for overall management of the Company’s activities, including its efforts toward completing a business combination.

Mr. Minnuto has been the Company’s Chairman of the Board since the Company’s inception. Since its founding in July 2008, Mr. Minnuto has served as Chairman and Chief Executive Officer of Allied Medical Supply Inc., a privately held, national specialty drug distributor. Allied provides pharmaceutical supply chain solutions designed to increase drug availability and maximize product flow to medical and healthcare facilities and providers with a priority access reach for drugs to more than 1,000 hospitals. From April 2006 to July 2008, Mr. Minnuto was founder and President of Minnuto Publishing LLC, where he was a speaker, educator and author of personal development seminars and books focused on creatively negotiating and structuring commercial real estate transactions and achieving success. From 2004 to July 2008, Mr. Minnuto was a real estate investor primarily in apartment buildings in Indiana, through Arlington Management, LLC. From 2002 to 2004, he was an independent mortgage broker for various lending institutions. From 1994 to 2002, he was a technology consultant specializing in Oracle database and Sun Solaris network administration for Fortune 500 customers. From 1991 to 1994, Mr. Minnuto was an investment advisor holding Series 6 and 63 (securities), life insurance, health insurance and real estate licenses.

Mr. Minnuto currently owns 1,494,700 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), or 14.7% of the Common Stock outstanding. He acquired these shares in a series of transactions related to the Company’s organization and initial public offering (the “IPO”), as follows:

•               In February 2013, Mr. Minnuto purchased an aggregate of 626,668 shares of Common Stock, at a purchase price of $0.015 per share.

•               In March 2013, Mr. Minnuto transferred an aggregate of 31,250 shares for approximately $0.015 per share in cash to two of the Company’s independent directors as follows: Jeffrey A. Rein, 18,750 shares and Howard I. Schwartz, M.D., 12,500 shares.

•               In May 2013, Charles Fistel, the Company’s chief executive officer, transferred 164,999 shares to Mr. Minnuto for approximately $0.015 per share in cash.

•               In June 2013, Mr. Minnuto transferred an aggregate of 10,417 shares to the Company’s independent director, John J. Delucca, in exchange for approximately $0.015 per share in cash.

•               On June 26, 2013, the Company’s Board of Directors approved a stock dividend on the outstanding shares of Common Stock of one-tenth of one share of Common Stock for every one share outstanding. As a result of this dividend, Mr. Minnuto received an aggregate of 75,000 shares.

•               On July 2, 2013 and July 8, 2013, Mr. Minnuto purchased an aggregate of 590,500 shares and 79,200 shares of Common Stock, respectively, at a price of $8.00 per share in a private placement that closed concurrently with the closing of the IPO and the closing of the over-allotment option exercised by the underwriters’ in the Company’s IPO.

In addition, on each of February 22, 2013 and June 25, 2013, Mr. Minnuto loaned the Company $62,500 and $45,000, respectively, to cover expenses related to the Company’s IPO. The loans were repaid from the proceeds of the IPO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDWORTH ACQUISITION CORP.

Date: October 17, 2013	By:	/s/ Stephen B. Cichy
Stephen B. Cichy, President and Chief Operating Officer